Edward Gallagher Senior Vice President, General Counsel & Corporate Secretary 250 Greenwich Street, 35th Floor 7 World Trade Center New York, NY 10007

February 26, 2016

United States Securities & Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Notice of Disclosure Filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that NCR Corporation has made disclosure pursuant to such provisions in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the U.S. Securities and Exchange Commission on February 26, 2016.

Respectfully submitted,

NCR Corporation

By: /s/ Edward Gallagher
Name: Edward Gallagher
Title: Senior Vice President, General Counsel & Corporate Secretary